EXHIBIT 5. 1

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                    [LETTERHEAD OF THACHER PROFFITT & WOOD]







                                           November 2, 2000


Greenwich Capital Markets, Inc.            Financial Security Assurance Inc.
600 Steamboat Road                         350 Park Avenue
Greenwich, Connecticut 06830               New York, New York 10022

                  Opinion:  Underwriting Agreement
                  Financial Asset Securities Corporation
                  Option One Mortgage Loan Trust 2000-5

Ladies and Gentlemen:

         We have acted as counsel to Financial Asset Securities Corporation (the "Depositor") and Greenwich Capital Markets, Inc. (the "Representative") in connection with (i) the Mortgage Loan Purchase Agreement, dated November 2, 2000 (the "Mortgage Loan Purchase Agreement"), between UBS Principal Finance LLC (the "Sponsor") and the Depositor, (ii) the Pooling and Servicing Agreement, dated as of October 1, 2000 (the "Pooling and Servicing Agreement"), among the Depositor as depositor, Option One Mortgage Corporation, as originator and master servicer ("Option One"), the Sponsor and Wells Fargo Bank Minnesota, N.A., as the Trustee (the "Trustee") and the certificates issued pursuant thereto designated as Asset-Backed Certificates, Series 2000-5 (collectively, the "Certificates"),
(iii) the Underwriting Agreement, dated October 27, 2000 (the "Underwriting Agreement"), between the Depositor and the Representative on behalf of the several Underwriters pursuant to which certain Certificates were sold (collectively, the "Underwritten Certificates"), (iv) the Insurance and Indemnity Agreement, dated November 2, 2000 (the "Insurance Agreement"), among the Sponsor, Option One, the Depositor and Financial Security Assurance Inc. ("Financial Security"), (v) the Indemnification Agreement, dated November 2, 2000 (the "Indemnification Agreement"), among the Underwriters, the Depositor, the Sponsor, Option One and Financial Security, (vi) the Indemnification and Contribution Agreement, dated October 27, 2000 (the "I&C Agreement"), among the Depositor, the Sponsor, UBS Warburg LLC, Option One and the Representative on behalf of the several Underwriters and (iv) the Prospectus Supplement, dated October 27, 2000 (the "Prospectus Supplement") and the Prospectus to which it relates, dated October 13, 2000 (the "Base Prospectus"; together with the Prospectus Supplement, the "Prospectus"). The Mortgage Loan Purchase Agreement, the Pooling and Servicing Agreement, the


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Financial Asset Securities Corporation
November 2, 2000                                                    Page 3

Underwriting Agreement, the Insurance Agreement, the Indemnification Agreement and the I&C Agreement are collectively referred to herein as the "Agreements." Capitalized terms not defined herein have the meanings assigned to them in the Agreements.

         In rendering this opinion letter, as to relevant factual matters we have examined the documents described above and such other documents as we have deemed necessary including, where we have deemed appropriate, representations or certifications of officers of parties thereto or public officials. In rendering this opinion letter, except for the matters that are specifically addressed in the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals or as copies thereof, and the conformity to the originals of all documents submitted to us as copies, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary authorization, execution, delivery and enforceability of all documents, and the necessary entity power with respect thereto, and (iv) that there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates and that renders any of the opinions expressed below inconsistent with such document as so modified or supplemented. In rendering this opinion letter, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to (a) the accuracy of and compliance by the parties thereto with the representations, warranties and covenants as to factual matters contained in any document or (b) the conformity of the underlying assets and related documents to the requirements of any agreement to which this opinion letter relates.

         The opinions expressed below with respect to the enforceability of any right or obligation under any agreement are subject to (i) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance and injunctive relief, regardless of whether considered in a proceeding in equity or at law,
(ii) the effect of certain laws, regulations and judicial and other decisions upon the availability and enforceability of certain remedies including the remedies of specific performance and self-help and provisions purporting to waive the obligation of good faith, materiality, fair dealing, diligence, reasonableness or objection to venue or forum, to confer subject matter jurisdiction on a federal court located within the State of New York to adjudicate any controversy in any situation in which such court would not otherwise have subject matter jurisdiction, to waive the right to jury trial, to impose a penalty or forfeiture, to release, exculpate or exempt a party from or require indemnification of a party for liability for its own action or inaction to the extent that the action or inaction includes negligence, recklessness or willful or unlawful conduct, to sever any provision of any agreement, to restrict access to legal or equitable remedies, to establish evidentiary standards, to appoint any person or entity as the attorney-in-fact of any other person or entity, to require that any agreement may only be amended, modified or waived in writing, to provide that all rights or remedies of any party are cumulative and may be enforced in addition to any other right or remedy, to provide that the election of a particular remedy does not preclude recourse to one or more remedies, to provide that the failure to exercise or the delay in exercising rights or remedies will not operate as a waiver of any such rights or remedies, to waive rights or remedies which can not be waived as a matter of law, to provide for set-off unless there is mutuality between the parties or to provide that any agreement is to be governed by or construed in accordance with the laws of any jurisdiction other than the State of New York, (iii) bankruptcy, insolvency, receivership,


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Financial Asset Securities Corporation
November 2, 2000                                                        Page 4

reorganization, liquidation, voidable preference, fraudulent conveyance and transfer, moratorium and other similar laws affecting the rights of creditors or secured parties and (iv) public policy considerations underlying the securities laws, to the extent that such public policy considerations limit the enforceability of any provision of any agreement which purports or is construed to provide indemnification with respect to securities law violations. We do not express any opinion herein with respect to any law the violation of which would not have any material adverse effect on the ability of any party to perform its obligations under any agreement. However, the non-enforceability of any such provisions will not, taken as a whole, materially interfere with the practical realization of the benefits of the rights and remedies included in any such agreement which is the subject of any opinion expressed below, except for the considerations referred to in foregoing clause (iv) and the consequences of any judicial, administrative, procedural or other delay which may be imposed by, relate to or arise from applicable laws, equitable principles and interpretations thereof. Wherever we indicate that our opinion with respect to the existence or absence of facts is based on our knowledge, our opinion is based solely on the actual present knowledge of the attorneys in this firm who are directly involved in the representation of parties to the transactions described herein in connection therewith. In that regard we have conducted no special or independent investigation of factual matters in connection with this opinion letter.

         In rendering this opinion letter, we do not express any opinion concerning any law other than the federal laws of the United States, including the Securities Act of 1933, as amended (the "1933 Act"), the laws of the State of New York and the General Corporation Law of the State of Delaware. We do not express any opinion with respect to the securities laws of any jurisdiction or any other matter not specifically addressed in the opinions expressed below.

         Based upon and subject to the foregoing, it is our opinion that:

         1. The Pooling and Servicing Agreement, assuming the authorization, execution and delivery thereof by the parties thereto, will constitute a valid and legally binding agreement under the laws of the State of New York, enforceable thereunder against the Depositor in accordance with its terms.

         2. The Certificates, assuming the execution, authentication and delivery in accordance with the Pooling and Servicing Agreement and the delivery thereof and payment therefor in accordance with the Underwriting Agreement, will be validly issued and outstanding and will be entitled to the benefits of the Pooling and Servicing Agreement.

         3. Assuming compliance with the provisions of the Pooling and Servicing Agreement, for federal income tax purposes, the Trust Fund will qualify as a real estate mortgage investment conduit ("REMIC") within the meaning of the REMIC Provisions of the Code, the Class R-I Interests, the Class R-II Interests and the the Class R-III Interests will constitute the sole class of "residual interests" in the REMIC, each of the Class A (other than the right to receive Net WAC Rate Carryover Amounts), Class P, Class S and Class BIO Certificates issued pursuant to the Pooling and Servicing Agreement


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Financial Asset Securities Corporation
November 2, 2000                                                        Page 5


                  will represent ownership of "regular interests" in the REMIC and will generally be treated as debt instruments of the REMIC , within the meaning of the REMIC Provisions in effect on the date hereof. This opinion confirms and adopts the opinion set forth in the Registration Statement.

         We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement, and to the use of our name in the prospectus and prospectus supplement included in the Registration Statement under the headings "Material Federal Income Tax Consequences", "Certain Material Federal Income Tax Considerations" and "Legal Matters", without admitting that we are "persons" within the meaning of Section 7(a) or 11(a)(4) of the 1933 Act, or "experts" within the meaning of Section 11 thereof, with respect to any portion of the Registration Statement.

                                               Very truly yours,

                                               THACHER PROFFITT & WOOD

                                               By:  /s/Thacher Proffitt & Wood